Exhibit 99.1

Contact: Don M. Gibson                    For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 5% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (October 13, 2004) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank:

Third Quarter 2004 Financial Highlights

•	Earnings per share increases 5% over prior year quarter
•	Net interest income increases 15% over prior year quarter
•	Net interest margin increases 10 basis points over prior year quarter to 3.07%
•	Total assets increase $45M, or 12% from December 31, 2003
•	Loans increase $53M, or 16% from December 31, 2003
•	Deposits increase $35M, or 15% from December 31, 2003

Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, today announced earnings for the third quarter ended September 30, 2004 were $0.41 per share, ($1,156,000), up from the $0.39 per share ($1,077,000) the Company earned during the same quarter in the prior year. This represents a 5% increase in quarterly earnings per share.

Earnings for the nine months ended September 30, 2004 were $1.12 per share, ($3,141,000), up from the $1.04 per share ($2,892,000) the Company earned during the same period in the prior year. This represents a 7% increase in earnings per share compared to the same period one year ago.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 97,425 shares of common stock under this plan at an average cost of $17.32 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has nine branches and 19 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.
	Quarter ended		Nine Months ended
Operating Data:	30-Sep-04	30-Sep-03	30-Sep-04	30-Sep-03
	(Dollar amounts are in thousands, except per share data)

Total interest income	$5,192	4,997	14,906	15,489
Total interest expense	2,123	2,326	6,108	7,686
Provision for loan losses	225	212	639	617
Net interest income after
provision for loan losses	2,844	2,459	8,159	7,186
Noninterest income	957	1,231	2,684	3,168
Noninterest expense	2,043	1,995	6,166	6,115

Income before income tax	1,758	1,695	4,677	4,239
Income tax expense	602	618	1,536	1,347

Net income	$1,156	1,077	3,141	2,892
Net income per share-basic	$0.41	0.39	1.12	1.04
Net income per share-diluted	$0.40	0.38	1.08	1.02

Annualized return on average assets	1.10%	1.13%	1.04%	1.02%
Annualized return on average equity	11.48%	11.48%	10.62%	10.41%
Net interest margin	3.07%	2.97%	3.07%	2.90%

		As of	As of
Financial Condition Data:		30-Sep-04	31-Dec-03

Cash and cash equivalents		$12,392	22,657
Investments		16,265	16,731
Loans, net of allowance for loan losses		386,738	332,130
9/30/2004 - $4,337; 12/31/2003 - $3,886
Other assets		16,111	15,239
Total Assets		$431,506	386,757

Deposits		$272,262	237,131
FHLB advances		115,086	108,837
Other liabilities		4,028	2,811
Total liabilities		391,376	348,779
Stockholder's equity		40,130	37,978
Total liabilities and stockholder equity		$431,506	386,757

Book value per share		$14.19	13.62

Non performing assets		$1,327	2,434